Exhibit 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”), is entered into as of November 13, 2018 (the “Effective Date”), by and between LGI Homes, Inc., a Delaware corporation (the “Company”) and Eric Lipar, an individual (the “Executive”).
WHEREAS, the Company desires to employ the Executive on the terms, conditions and for the consideration hereinafter set forth, and the Executive is willing to serve as an employee of the Company on such terms and conditions and for such consideration.
NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive hereby agree as follows:
1.Employment and Duties.
(a)General. The Executive shall serve as Chief Executive Officer and Chairman of the Board of Directors of the Company, reporting to the Company’s Board of Directors. The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be reasonably assigned to the Executive from time to time by the Board of Directors. The Executive’s principal place of employment shall be 1450 Lake Robbins Drive, Suite 430, The Woodlands, Texas 77380.
(b)Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full attention to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Company and shall use his best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Company or otherwise engage in activities that would interfere significantly with his faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on corporate boards, provided he receives prior permission from the Company’s Board of Directors; (ii) serve on corporate, civic, children sports organization or charitable boards or engage in charitable activities without remuneration therefor; and (iii) manage personal investments, provided that such activity does not contravene the first sentence of this Section 1(b) or any other provision of this Agreement.
2.Term of Employment. The Executive’s employment shall be covered by the terms of this Agreement effective as of the Effective Date and shall continue for a period of three (3) years, unless terminated earlier pursuant to Section 4 of this Agreement; provided that, on such third (3rd) anniversary of the Effective Date and each anniversary thereafter (such date and each anniversary thereof, a “Renewal Date”), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year, unless either party provides written notice of its intention not to extend the term of this Agreement at least ninety (90) days prior to the applicable Renewal Date. The period from the Effective Date until the termination of the Executive’s employment under this Agreement is referred to as the “Term”.
3.Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:
(a)Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $840,588, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with the Company’s then current ordinary payroll practices as established from time to time. The Base Salary shall be reviewed in good faith by the Compensation Committee of the Company’s Board of Directors (the “Board”), based upon the Executive’s performance, not less often than annually. The Base Salary may be increased, but not decreased (other than an across-the-board salary reduction applicable to all similarly situated executives).
(b)Bonus. For each fiscal year during the Term, the Executive shall be eligible to receive an incentive bonus, the amounts and targets to which shall be determined by the Compensation Committee. It is intended that such bonus, if any, shall be paid to the Executive no later than ten (10) days following the date the Company receives its audited financial statements for the applicable fiscal year; however, in no event shall such bonus be paid to the Executive later than March 15th of the calendar year immediately following the calendar year in which the bonus is earned.
(c)Employee Benefits. The Executive shall be entitled to participate in all employee benefit arrangements that the Company may offer to its executives of a like status from time to time, and as may be amended from time to time. In addition, the Company shall provide the Executive with a $1,500.00 monthly car allowance, payable in accordance with the applicable policies and procedures of the Company as in effect from time to time.
(d)Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.
4.Termination of Employment.
(a)Expiration of the Term, For Cause, Without Good Reason, Death or Disability. If the Executive’s employment is terminated due to the Executive’s death or Disability, by the Company for Cause, by the Executive voluntarily without Good Reason or on account of either party’s failure to renew this Agreement in accordance with Section 2, then the Executive shall receive only the following from the Company: (i) any unpaid Base Salary accrued through the date of termination, (ii) a lump sum payment for any accrued but unused vacation pay, (iii) a lump sum payment for any previously unreimbursed business expenses incurred by the Executive on behalf of the Company during the term of his employment, and (iv) any earned but unpaid annual bonus with respect to any completed fiscal year immediately preceding the termination date, which shall be paid on the otherwise applicable payment date; provided that, if the Executive’s employment is terminated by the Company for Cause, then any such accrued but unpaid annual bonus shall be forfeited (collectively, such (i) through (iv) being the “Accrued Rights”).
(i)    For purposes of this Agreement the term “Cause” shall mean a termination of the Executive’s employment because of: (1) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement; (2) the Executive’s conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (3) the Executive’s engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company or any of its subsidiaries or affiliates; (4) the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company; (5) the Executive’s refusal to follow the directions of the Board; or (6) any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates. Notwithstanding anything in this Section 4(a)(i) to the contrary, no event or condition described in Sections 4(a)(ii)(1), (3), (4), (5) or (6) shall constitute Cause unless (x) within 90 days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within 20 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 20-day period, the Executive has not taken all reasonable steps within such 20-day period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Executive’s employment with the Company immediately following expiration of such 20-day period. For purposes of this Section 4(a)(i), any attempt by the Executive to correct a stated Cause shall not be deemed an admission by the Executive that the Board’s assertion of Cause is valid.
(ii)    For purposes of this Agreement, the term “Disability” shall mean that the Executive: (x) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (y) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (z) is determined by the Social Security Administration to be disabled.
(iii)    For purposes of this Agreement, the term “Good Reason” shall mean to include: (1) a material diminution in the Executive’s Base Salary (other than an across-the-board salary reduction applicable to all similarly situated executives) or a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment; (2) a material diminution in the nature or scope of the Executive’s authority, duties, responsibilities, or title from those applicable to him as of the Effective Date; (3) the Company requiring the Executive to be based at any office or location more than 50 miles from 1450 Lake Robbins Drive, The Woodlands, Texas 77380; or (4) a material breach by the Company of any term or provision of this Agreement.  Notwithstanding anything in this Section 4(a)(iii) to the contrary, no event or condition described in this Section shall constitute Good Reason unless, (x) within 90 days from the Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section, the Executive provides the Board written notice of his intention to terminate his employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within 20 days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such 20-day period, the Board has not taken all reasonable steps within such 20-day period to correct such grounds as promptly as practicable thereafter); and (z) the Executive terminates his employment with the Company immediately following expiration of such 20-day period. For purposes of this Section 4(a)(iii), any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by the Board that the Executive’s assertion of Good Reason is valid.
(b)Termination of Employment Prior to a Change in Control. Except as provided in Section 4(c) and subject to satisfaction of Section 4(e), if prior to a Change in Control the Executive’s employment is terminated by the Company without Cause (other than on account of the Executive’s death or disability) or is terminated by the Executive for Good Reason, then the Executive shall be entitled to receive (i) the Accrued Rights and (ii) a payment equal to two times (2x) his then current annual Base Salary. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except for the continuation of health benefits as provided under applicable law. Except as otherwise required under Section 6(b), such amount shall be paid to the Executive in a lump sum no later than the forty-fifth (45th) day immediately following the Executive’s “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), provided the Executive first executes a release of any and all claims against the Company (set forth in Section 4(e), below) and the revocation period specified therein has expired without the Executive revoking such release.
(i)    For purposes of this Agreement the term “Change in Control” shall be as defined in the Company’s Amended and Restated 2013 Equity Incentive Plan, as amended from time to time, or any successor long-term equity incentive plan maintained by the Company.
(c)Termination of Employment after a Change in Control. Subject to satisfaction of Section 4(e), if, within six (6) months immediately preceding a Change in Control or within twelve (12) months immediately following a Change in Control, the Executive’s employment is terminated by the Company without Cause (other than Cause or on account of the Executive’s death or disability) or is terminated by the Executive for Good Reason, then the Executive shall be entitled to receive the following benefits (collectively, the “Severance Benefits”): (i) the Accrued Rights; (ii) a payment equal to two times (2x) Base Salary; (iii) a payment equal to two times (2x) the dollar amount of the Executive’s full target bonus percentage as in effect for the twelve (12) month period immediately prior to such termination (for this purpose any performance targets shall be deemed immediately and fully satisfied); and (iv) $32,500 for the purpose of the Executive to fund health coverage continuation benefits. Severance Benefits shall be paid to the Executive no later than the forty-fifth (45th) day immediately following the Executive’s “separation from service” (as defined under Section 409A of the Code), provided the Executive first executes a release of any and all claims against the Company (set forth in Section 4(e), below) and the revocation period specified therein has expired without the Executive revoking such release. Notwithstanding the foregoing and for avoidance of doubt, if the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason any time prior to or following a Change in Control, then the Executive shall be entitled to only any unpaid annual Base Salary through and including the date of termination and the Executive shall not be entitled to or receive any Severance Benefits.
(d)Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s immediate resignation from (i) any director, officer or employee position the Executive has with the Company, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.
(e)Waiver and Release. Notwithstanding any other provisions of this Agreement to the contrary, unless expressly waived in writing by the Board in its sole discretion, the Company shall not make or provide any Severance Benefits under this Section 4 (other than the Accrued Rights) unless the Executive timely executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which the Executive’s employment is terminated and be substantially in the form attached hereto as Exhibit A), whereby the Executive (or his estate or legally appointed personal representative) releases the Company (and affiliates of the Company and other designated persons) from all employment based or related claims of the Executive and all obligations of the Company to the Executive other than with respect to (x) the Company’s obligations to make and provide the Severance Benefits and (y) any vested benefits to which the Executive is entitled under the terms of any Company benefit or equity plan, and the Executive does not revoke such release within any applicable revocation period following the Executive’s delivery of the executed release to the Company. If the requirements of this Section 4(e) are not satisfied by the Executive (or his estate or legally appointed personal representative), then no Severance Benefits (other than the Accrued Rights) shall be due to the Executive (or his estate) pursuant to this Agreement.
(f)No Continued Benefits Following Termination. Unless otherwise specifically provided in this Agreement or contemplated by another agreement between the Executive and the Company, or as otherwise required by law, all compensation, equity plans, and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment with the Company under the terms of this Agreement.
(g)Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 8(l) of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
5.Section 280G Payments. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and/or such person(s) will be $1.00 less than three (3) times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made at the Company’s expense by a legal, accounting or consulting firm expert in such matters that is selected for this purpose by the Company (the “280G Firm”) applying principles, assumptions and procedures consistent with Section 280G of the Code and taking into account the value of any reasonable compensation for services to be rendered by the Executive before or after the change in control, including any agreement not to render services to competitors pursuant to any non-competition provisions that may apply to the Executive to the extent permitted by Section 280G of the Code and the Company shall cooperate in the valuation of any such services, including any non-competition provisions. In the event of any underpayment or overpayment under this Agreement, as determined by the 280G Firm, the amount of such underpayment or overpayment shall immediately be paid to the Executive or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Nothing in this paragraph shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.
6.Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A. Further:
(a)Any reimbursement of any costs and expenses by the Company to the Executive under this Agreement shall be made by the Company in no event later than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by the Executive. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.
(b)Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six month period following such separation from service, (ii) death or (iii) such earlier date that complies with Section 409A.
(c)Each payment that the Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.
7.Confidential Information, Trade Secrets and Restrictive Covenants. The Company agrees to: (i) disclose, and to continue to disclose its confidential information and trade secrets to the Executive; (ii) provide initial and continued training, education and development to the Executive; and (iii) provide the Executive with confidential information and trade secrets about, and the opportunity to develop relationships with, the Company’s employees, customers and suppliers, and employees and agents of its customers and suppliers. The prior agreement between the Executive and the Company (or its affiliates) governing confidentiality, non-competition and non-solicitation is hereby incorporated into this Agreement by reference and attached hereto as Exhibit B, and a default under or breach of such prior agreement shall constitute a material breach of this Agreement.
8.Miscellaneous.
(a)Defense of Claims. The Executive agrees that, during and following the Term, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable legal fees, travel and other direct expenses incurred, or to be reasonably incurred — and, if the Executive is no longer employed by the Company, to compensate the Executive (at a pro rata hourly rate calculated based on the Executive’s Base Salary at the time of the Executive’s termination of employment) for the Executive’s time — to comply with the Executive’s obligations under this Section 8(a).

(b)Non-Disparagement. The Executive and the Company agree that at no time during the Executive’s employment by the Company or thereafter shall either the Executive or the Company make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the other Party, or their affiliates or any of its respective directors, officers or employees.
(c)Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
(d)Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Harris County, Houston, Texas in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.
(e)Amendment, Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
(f)Entire Agreement. This Agreement and the agreements specifically incorporated herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.
(g)Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principles thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Houston, Texas, for the purposes of any proceeding arising out of or based upon this Agreement.
(h)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(i)Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(j)No Assignment. Neither this Agreement nor any of the Executive’s rights and duties hereunder, shall be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.
(k)Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(l)Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	LGI Homes, Inc.
1450 Lake Robbins Drive, Suite 430
The Woodlands, Texas 77380
Att: Chair, Compensation Committee

With a Copy to:	Anthony Eppert
Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002

If to Executive:	Eric Lipar
[ADDRESS REDACTED]

(m)Prior Employment. The Company has employed the Executive for the Executive’s general skills, management abilities and experience in the Company’s business or related industries. The Executive acknowledges that he has been specifically instructed not to bring, disclose or use in any fashion any confidential information, trade secrets, proprietary information, data or technology, nor any confidential pricing information, belonging to any prior employer. In no event is the Executive authorized to use or disclose any such information to the Company or any of its employees.
(n)Executive’s Representations. The Executive hereby represents to the Company that (i) all confidential information, trade secrets or proprietary information, data or technology, belonging to any prior employer, including those that might have been contained on the Executive’s personal computer, cell phone or other electronic communications or storage device have been returned and/or deleted in accordance with any policy of or agreement with the Executive’s prior employer and (ii) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

(o)Assumption by Successor. The failure of any successor entity to the Company to expressly assume in writing the terms of this Agreement shall be deemed a material breach of this Agreement.
(p)Withholding of Taxes. The Company may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.
(q)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(r)Headings. The section headings and captions in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section.
(s)Construction. Whenever the context so requires herein, the masculine shall include the feminine and neuter, and the singular shall include the plural. The words “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive.
(t)Survival. This Agreement shall terminate upon the termination of employment of the Executive; however, the following shall survive the termination of the Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 4 (“Termination of Employment”) and the corresponding Exhibit A (“Waiver and Release”), Section 7 (“Confidential Information, Trade Secrets and Restrictive Covenants”), Section 8(a) (“Defense of Claims”), Section 8(b) (“Non-Disparagement”), Section 8(d) (“Arbitration”), Section 8(f) (“Entire Agreement”), Section 8(g) (“Governing Law/Venue”), Section 8(k) (“Successors/Binding Agreement”), Section 8(l) (“Notices”), and Section 8(n) (“Executive’s Representations”).
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

EXECUTIVE:			LGI HOMES, INC.:

/s/ Eric Lipar		By:	/s/ Scott Garber
Eric Lipar
		Its:	General Counsel and Corporate Secretary

Date:	November 13, 2018	Date:	November 13, 2018

EXHIBIT A
WAIVER AND RELEASE
Pursuant to the terms of the Employment Agreement (the “Agreement”) dated as of [_________________], by and between LGI Homes, Inc., a Delaware corporation, and myself, and in exchange for the salary continuation and benefits payable under the Agreement (the “Severance Benefits”), I hereby waive all claims against and release (i) LGI Homes, Inc., its officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns, and (iii) the Company and its affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its affiliates other than amounts due pursuant to the Agreement and the rights and benefits I am entitled to under the Benefit Plans. (the Company, its affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the “Released Parties”.)
I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Severance Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Severance Benefits. I acknowledge that I have been given at least 21 days to consider whether to accept the Severance Benefits and whether to execute this Waiver and Release.
In exchange for the payment to me of the Severance Benefits, (1) I agree not to sue the Released Parties in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its affiliates, except to the extent that my rights are vested under the terms of the Agreement or any employee benefit plans sponsored by the Company and its affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code et. seq.; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

Notwithstanding the foregoing and anything in this Waiver and Release to the contrary, I do not release and expressly retain (a) all rights to payment or providing for post-employment benefits under the Agreement or qualified retirement plans or health plans sponsored by the Company, (b) all rights to indemnity, contribution, and a defense of directors and officers and other liability coverage that I may have under any statute, Company policy or by this or any other agreement; and (c) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan. Additionally, and notwithstanding the release of liability contained herein, nothing in this Waiver and Release prevents me from filing any non-legal waivable claim (including a challenge to the validity of this Waiver and Release) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, I understand and agree that I am waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions
I acknowledge that payment of the Severance Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its affiliates, and I hereby waive any right to future employment by the Company or its affiliates.
I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by [Name and/or Title], [address], facsimile number: [________], in which case the Waiver and Release will not become effective. If I timely revoke my acceptance of this Waiver and Release, the Company shall have no obligation under this Waiver and Release nor the Agreement to provide the Severance Benefits to me. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.
Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its affiliates concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its affiliates.
I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its affiliates which occur after the date of the execution of this Waiver and Release.

EXECUTIVE:		LGI HOMES, INC.:

By:

Its:

Date:	Date:

EXHIBIT B
CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION